UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549



                                   F O R M 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                                February 26, 2004



                          Abraxas Petroleum Corporation
             (Exact name of registrant as specified in its charter)


                                     Nevada
                 (State of other jurisdiction of incorporation)





         0-19118                                          74-2584033
(Commission File Number)               (I.R.S. Employer Identification Number)




                        500 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                  210-490-4788

Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits

     10.1 Amendment No. 2 dated as of February 23, 2004 to Loan and Security Agreement by and among Abraxas Petroleum Corporation, the subsidiaries of Abraxas that are signatories thereto, as Guarantors, the Lenders that are signatories thereto, as Lenders, and Wells Fargo Foothill, Inc., formerly known as Foothill Capital Corporation, as the Arranger and Administrative Agent.

     99.1 Press Release dated February 24, 2004.

Item 9. Regulation FD Disclosure.

     On February 23, 2004, Abraxas entered into an amendment to its existing senior credit agreement providing for two revolving credit facilities and a new non-revolving credit facility as described below. Subject to earlier termination on the occurrence of events of default or other events, the stated maturity date for these credit facilities is February 1, 2007. In the event of an early termination, we will be required to pay a prepayment premium, except in the limited circumstances described in the amended senior credit agreement.

     First Revolving Credit Facility. Lenders under the amended senior credit agreement have provided a revolving credit facility to Abraxas with a maximum borrowing base of up to $20 million. Our current borrowing base under this revolving credit facility is the full $20.0 million, subject to adjustments based on periodic calculations and mandatory prepayments under the senior credit agreement. We have borrowed $6.6 million under this revolving credit facility, which was used to refinance principal and interest on advances under our preexisting revolving credit facility under the senior credit agreement, and to pay certain fees and expenses relating to the transaction. Outstanding amounts under this revolving credit facility bear interest at the prime rate announced by Wells Fargo Bank, N.A. plus 1.125%.

     Second Revolving Credit Facility. Lenders under the amended senior credit agreement have provided a second revolving credit facility to Abraxas, with a maximum borrowing of up to $30 million. This revolving credit facility is not subject to a borrowing base. We have borrowed $30.0 million under this revolving credit facility, which was used to refinance principal and interest on advances under our preexisting revolving credit facility, and to pay certain transaction fees and expenses. Outstanding amounts under this revolving credit facility bear interest at the prime rate announced by Wells Fargo Bank, N.A. plus 3.00%.

     Non-Revolving Credit Facility. Abraxas has borrowed $15.0 million pursuant to a non-revolving credit facility, which was used to repay the preexisting term loan under our senior credit agreement, to refinance principal and interest on advances under the preexisting revolving credit facility, and to pay certain transaction fees and expenses. This non-revolving credit facility is not subject to a borrowing base. Outstanding amounts under this credit facility bear interest at the prime rate announced by Wells Fargo Bank, N.A. plus 8.00%.

     Covenants. Under the amended senior credit agreement, Abraxas is subject to customary covenants and reporting requirements. Certain financial covenants require Abraxas to maintain minimum ratios of consolidated EBITDA (as defined in the amended senior credit agreement) to adjusted fixed charges (which includes certain capital expenditures), minimum ratios of consolidated EBITDA to cash interest expense, a minimum level of unrestricted cash and revolving credit availability, minimum hydrocarbon production volumes and minimum proved developed hydrocarbon reserves. In addition, if on the day before the end of each fiscal quarter the aggregate amount of our cash and cash equivalents exceeds $2.0 million, we are required to repay the loans under the amended senior credit agreement in an amount equal to such excess. The amended senior credit agreement also requires us to enter into hedging agreements on not less than 40% or more than 75% of our projected oil and gas production. We are also required to establish deposit accounts at financial institutions acceptable to the lenders and we are required to direct our customers to make all payments into these accounts. The amounts in these accounts will be transferred to the lenders upon the occurrence and during the continuance of an event of default under the amended senior credit agreement.

     In addition to the foregoing and other customary covenants, the amended senior credit agreement contains a number of covenants that, among other things, restrict our ability to:

          o incur additional indebtedness;

          o create or permit to be created liens on any of our properties;

          o enter into change of control transactions;

          o dispose of our assets;

          o change our name or the nature of our business;

          o make guarantees with respect to the obligations of third parties;

          o enter into forward sales contracts;

          o make  payments  in  connection  with  distributions,   dividends  or
            redemptions relating to our outstanding securities, or

          o make investments or incur liabilities.

     Security. The obligations of Abraxas under the amended senior credit agreement continue to be secured by a first lien security interest in substantially all of Abraxas' assets, including all crude oil and natural gas properties.

     Guarantees. The obligations of Abraxas under the amended senior credit agreement continue to be guaranteed by Abraxas' subsidiaries, Sandia Oil & Gas, Sandia Operating, Wamsutter, Grey Wolf, Western Associated Energy and Eastside Coal. The guarantees under the amended senior credit agreement continue to be secured by a first lien security interest in substantially all of the guarantors' assets, including all crude oil and natural gas properties.

     Events of Default. The amended senior credit agreement contains customary events of default, including nonpayment of principal or interest, violations of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities, change of control and any material adverse change in our financial condition.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                ABRAXAS PETROLEUM CORPORATION

                       By:      /s/ Chris Williford
                                Chris Williford
                                Executive Vice President, Chief Financial
                                Officer and Treasurer


Dated:    February 26, 2004